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FOR IMMEDIATE RELEASE

                    LITHIUM TECHNOLOGY CORPORATION ANNOUNCES
                COMPLETION OF BRIDGE FINANCING AS FIRST STEP IN
                 $3.25 MILLION TO $5 MILLION PRIVATE PLACEMENT

PLYMOUTH MEETING, PENNSYLVANIA, AUGUST 19, 1997 -- Lithium Technology Corporation ("the Company") (OTC Bulletin Board: LITH) today announced that it has closed on a $500,000 bridge loan arranged by Interlink Management Corporation of Houston, Texas. Interlink's Chairman, Neil Bush, is in the process of bringing together a group of investors to complete the Phase I private placement of $3.25 million to $5 million of senior secured notes and the Phase II strategic partner investment of $7 million to $10 million as stipulated in the Letter of Intent between the Company and Interlink, announced on June 13, 1997. The $500,000 bridge loan will be rolled into the Phase I funding currently scheduled for closing on September 15, 1997. The Phase I and Phase II financings are subject to customary closing conditions, including completion of satisfactory due diligence by the investors and the execution of definitive legal agreements.

In conjunction with this private placement, the Company has also reached agreement with a group of UK-based investors regarding the restructuring and repayment of the $1.75 million convertible notes issued in October 1996. This group's ongoing strong support and long term commitment to Lithium have played a significant role in helping to advance the Company's lithium polymer battery technology. Details of the agreement will be available in an 8K filing at the Securities & Exchange Commission.

In commenting on these developments, Lithium's President David J. Cade said, "The Interlink funding provides the critical next step in enabling the Company to take our advanced technology to the marketplace. Moreover, the technical due diligence done in conjunction with this financing has further validated the ability of our technology to provide product differentiation for a notebook computer or cellular phone Original Equipment Manufacturer (OEM)." In this regard, the Company continues to ship cell samples produced on its prototype production line to selected OEMs in anticipation of developing battery pack samples for one or two specific device applications later in 1997.

Lithium Technology Corporation is developing a new generation of solid state rechargeable batteries for portable electronics devices. The Company's patented and proprietary technology uses high performance fibers in composite battery structures along with web coating and related processes for manufacturing.

Contacts:       Lithium Technology Corporation
                Gretchen N. Deming
                Director of Administration
                  and Shareholder Relations
                (610) 940-6090 Ext. 109

                Consulting For Strategic Growth, Ltd.
                Stanley Winderlich/John Harbaugh
                Corporate Development Consultants
                (800) 625-2236/(800) 807-6388